SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Under Rule 14a-12

Argo Group International Holdings, Ltd.

(Name of Registrant as Specified in Its Charter)

Voce Capital Management LLC
Voce Capital LLC

Voce Catalyst Partners LP

J. Daniel Plants

Carol A. McFate

Bernard C. Bailey

Kathleen M. Dussault

Nicholas C. Walsh

Charles H. Dangelo

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On March 7, 2019, Voce Capital Management LLC launched a website to communicate with the Company’s shareholders. The website address is www.Argo-SOS.com. Screenshots of the website are filed herewith as Exhibit 1. Copies of the news articles linked on the website are filed herewith as Exhibit 2.

In addition, information regarding the Participants (as defined in Exhibit 3) in a shareholder notice of nomination and intent to present shareholder proposals at the 2019 annual general meeting of shareholders of Argo Group International Holdings, Ltd is filed herewith as Exhibit 3.

Exhibit 1

vocecapital
A voice for value

ABOUT US THE CASE FOR CHANGE NEWS CONTACT

IT'S TIME TO RIGHT THE SHIP AT ARGO

See CEO Mark E. Watson III's "Personal" Website

SUBSCRIBE FOR UPDATES

Email

Submit

CONTACT US

MEDIA CONTACT:
Sloane & Company
Dan Zacchei / Joe Germani
212.486.9500
dzacchei@sloanepr.com
jgermani@sloanepr.com

INVESTOR CONTACT:
Okapi Partners LLC
Bruce H. Goldfarb / Patrick J. McHugh
212.297.0720 | Toll-free 877.259.6290
info@okapipartners.com

NEWS

SUBSCRIBE FOR UPDATES

Email

Submit

Read More

Read More

Read More

Activist Investor Targets Argo Group Over CEO Spending

Read More

Read More

*** When you click a link on this page, you will leave Voce's website and go to a website that is not operated by Voce. Voce is not responsible for the content or availability of linked sites.***

voce capital
A voice for value
ABOUT US THE CASE FOR CHANGE NEWS CONTACT

PRIVACY POLICY

SUBSCRIBE FOR UPDATES
Email
Submit

We believe that you should understand the way in which we collect, use, disclose and protect your personal information. We are responsible for the personal information that we collect from you.

This Privacy Policy outlines how we manage your personal information, safeguard your privacy and the principles that we follow when collecting, using, disclosing and protecting your personal information collected in connection with our efforts to reconstitute the board of directors of Argo Group International Holdings, Ltd. (the "**Purpose**").

Personal information is any information that identifies you, or by which your identity could be deduced.

Who Are We?

In this Privacy Policy, "we", "us" and similar terms refer to Voce Capital Management LLC on behalf of itself and its affiliates, and "you" refers to the visitors of this website. We may amend this Privacy Policy from time to time.

How and Why We Collect Personal Information from You?

Except as otherwise described in this Privacy Policy, we only collect personal information directly from you for the following purposes: provide you with updates on the solicitation process; solicit your support and, ultimately, your proxy, in accordance with applicable United States corporate and securities laws; protect you and us from error and fraud, including verifying your identity to respond to your information requests and communicate with you concerning the Purpose; and adhere to applicable legal requirements.

Who Do We Share Your Personal Information With?

Your personal information may be shared with our employees and service providers solely for the purposes identified above.

voce capital
ABOUT US THE CASE FOR CHANGE NEWS CONTACT

Your personal information may be shared with our employees and service providers solely for the purposes identified above.

What Personal Information Do We Collect About You?

Except as otherwise described in this Privacy Policy, we only collect the following personal information from you for the purposes identified above: email address.

Our Website

Each time you visit our website, we automatically collect data through the use of cookies and other tracking devices – for further details see Annex A.

We Protect Your Information

We employ physical, electronic and procedural safeguards designed to protect your personal information and limit access to those persons who require access to it for the purposes identified above. Your personal information may be stored or transferred outside the United States. Any personal information situated outside the United States will be subject to the laws applicable in such jurisdiction. Our employees and service providers that have access to your personal information are governed by standards and policies to ensure the security and confidentiality of your personal information in accordance with applicable law.

Resolving Your Questions and Concerns

If there is any misunderstanding or you feel that your concerns regarding your privacy have not been resolved justly or you have questions about our Privacy Policy, including information related to the transfer of your personal information outside the United States, please email or call us at info@okapipartners.com or (877) 259-6290.

Changes to this Privacy Policy

This Privacy Policy was last updated in March 2019. We will occasionally update this Privacy Policy and revise the "last updated" date appearing in this paragraph.

Annex A

We use cookies and third-party analytics to track your use of our website. Such tracking mechanisms may automatically collect information such as: your IP address, domain name, browser type and operating system; web pages you view; links you click; how you move through the website and the length of time you visit our website.

voce capital
A voice for value
ABOUT US THE CASE FOR CHANGE NEWS CONTACT

LEGAL DISCLAIMER

SUBSCRIBE FOR UPDATES Email Submit

The views expressed on this website represent the opinions of Voce Capital Management LLC and the funds and investment vehicles it manages (collectively, "Voce") that hold shares of Argo Group International Holdings, Ltd. (the "Company"), and are based on publicly available information with respect to the Company. Voce recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with Voce's conclusions. Voce reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such changes. Voce disclaims any obligation to update the information or opinions contained on this website.

Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission ("SEC") or other regulatory authorities and from other third-party reports. Neither the Participants (as defined below) nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any third-party, SEC or other regulatory filing or third-party report. Select figures presented within the materials contained on this website have not been calculated using generally accepted accounting principles ("GAAP") and have not been audited by independent accountants. Such figures may vary from GAAP accounting in material respects and there can be no assurance that the unrealized values reflected within such materials will be realized. Nothing on this website is intended to be a prediction of the future trading price or market value of securities of the Company. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by Voce herein are based on assumptions that Voce believes to be reasonable as of the date of the materials on this website, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material. This website does not recommend the purchase or sale of any security, and should not be construed as legal, tax, investment or financial advice, and the information contained herein should not be taken as advice on the merits of any investment decision.

vocecapital
ABOUT US THE CASE FOR CHANGE NEWS CONTACT

should not be construed as legal, tax, investment or financial advice, and the information contained herein should not be taken as advice on the merits of any investment decision.

The materials on this website are provided merely as information and are not intended to be, nor should they be construed as, an offer to sell or a solicitation of an offer to buy any security. Funds managed by Voce currently beneficially own a significant number of common shares of the Company ("Shares"). These funds are in the business of trading—buying and selling—securities, and intend to continue trading in the securities of the Company. You should assume such funds will from time to time sell all or a portion of their holdings in open market transactions or otherwise, buy additional Shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such Shares, regardless of the views expressed on this website. Consequently, Voce's beneficial ownership of the Company's Shares may vary over time depending on various factors, with or without regard to Voce's view of the Company's business, prospects or valuation (including the market price of the Company's Shares), including without limitation, other investment opportunities available to Voce, concentration of positions in the portfolios managed by Voce Capital Management LLC, conditions in the securities markets and general economic and industry conditions. Voce also reserves the right to change its intentions with respect to its investments in the Company and to take any actions with respect to its investments in the Company as it may deem appropriate, and Voce disclaims any obligation to notify the market or any other party of any such changes or actions. Neither Voce nor the other Participants or any of their respective affiliates has any intention, either alone or in concert with another person, to acquire or exercise control of the Company or any of its subsidiaries.

Voce has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties, nor has it paid for any such statements. Any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein. Although Voce believes the statements made on this website are substantially accurate in all material respects and do not omit to state material facts necessary to make those statements not misleading, Voce makes no representation or warranty, express or implied, as to the accuracy or completeness of those statements or any other written or oral communication it makes with respect to the Company and any other companies mentioned, and each of Voce, the other Participants and their respective affiliates expressly disclaim any liability relating to those statements or communications (or any inaccuracies or omissions therein). Thus, shareholders and others should conduct their own independent investigation and analysis of those statements and communications and of the Company and any other companies to which those statements or communications may be relevant.

This website may contain links to articles and/or videos (collectively, "Media"). The view and opinions expressed in such Media are those of the author(s)/speaker(s) referenced or quoted in such Media and, unless specifically noted otherwise, do not necessarily represent the opinions of Voce.

voce capital

ABOUT US THE CASE FOR CHANGE NEWS CONTACT

…edia are those of the author(s)/speaker(s) referenced or quoted in such Me… …wise do not necessarily represent the opinions of Voce.

Cautionary Statement Regarding Forward-Looking Statements

The materials on this website contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein that are not historical facts are based on current expectations, speak only as of the date of this website and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. Voce disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Voce has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

Additional Information and Where to Find It

Voce Catalyst Partners LP, Voce Capital Management LLC, Voce Capital LLC, and J. Daniel Plants (collectively, the "Participants") intend to file with the Securities and Exchange Commission (the "SEC") a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the members of Argo Group International Holdings, Ltd. (the "Company"). All members of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants and information about the Participants' director nominees. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company's stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/, and are available by directing a request to the Participants' proxy solicitor, Okapi Partners LLC, 1212 Avenue of the Americas, 24th Floor, New York, NY 10036 (call toll-free: (855) 208-8902; or email (requests for materials only): info@okapipartners.com).

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in Exhibit 2 to the Soliciting Material filed on Form DFAN14A by the Participants on February, 25, 2019 and will be contained in the definitive proxy statement.

Exhibit 2

Activist Investor Claims Insurer’s CEO Uses Company Assets to Support Lifestyle

The Wall Street Journal

By Cara Lombardo

February 25, 2019

Voce Capital cites Argo Group expenses for Mark E. Watson III’s jet trips, designer furniture; company defends performance

An activist investor says a CEO is causing damage to his insurance company’s bottom line by using corporate assets to support his lifestyle and hobbies, and it plans to launch a proxy fight.

Voce Capital Management LLC thinks Argo Group International Holdings Ltd.’s board is letting its chief executive, Mark E. Watson III, misuse the Bermuda-based insurer’s assets at the expense of shareholders. It nominated four directors to the board, according to a letter to Argo shareholders published Monday.

The Wall Street Journal reported Sunday that the proxy fight was imminent.

Voce, Argo’s fourth-largest shareholder with a 5.8% stake, questions whether endeavors allegedly spearheaded by Mr. Watson, such as flying a corporate jet to the Art Basel art fair in Miami Beach, furnishing offices with designer chairs and sponsoring race-car and sailing teams, are justified expenses.

“Exotic race cars and yachts have nothing to do with the rather humdrum business of selling insurance to small and midsize companies,” the hedge fund writes.

Voce says that some of Mr. Watson’s actions appear to violate Argo’s code of conduct and any improper personal use of company assets could have regulatory and tax implications. A person familiar with Argo’s thinking said it has procedures in place to ensure compliance with all laws as it relates to corporate expenses.

This person said Art Basel, which was also attended by Argo clients, relates to the company’s art-title business and that the company has an office in the Miami area. This person also said company sponsorships aren’t a significant portion of its sales and expenses, and that the owner of the Formula E race-car team the company sponsors is a client who generates more in premiums than the cost of the sponsorship.

Argo said in response to the letter’s content that its board and management welcomes input from its shareholders. It didn’t specifically comment on Voce’s allegations concerning Mr. Watson, and Mr. Watson didn’t respond to requests for comment. Argo said its performance has been strong, underscored by the company’s leading total shareholder returns over the past one-, three- and five-year periods. Argo said it has returned more than $645 million in capital to shareholders from 2010 to 2018.

Argo, whose market value is roughly $2.4 billion, underwrites specialty insurance and reinsurance products in the property and casualty market. It was in the news in 2017 for paying out a portion of Disney ’s insurance policy on “Star Wars” actress Carrie Fisher, who had died the previous December.

Argo’s shares have risen 36% over the past year, including a small gain after Voce disclosed its position earlier this month, compared with the sector index rise of 30%, according to Refinitiv. But Voce says Argo’s return on equity, a key profitability measure for insurers, is an issue. Argo’s ROE averages less than 6% a year over the past decade, while its peers averaged almost 11% over the same period, Voce says.

Voce says the measure is being weighed down by Argo’s “shockingly high” and “shockingly inappropriate” corporate expenses incurred at the behest of Mr. Watson.

The company’s ROE improved to 3.6% in 2018 from 2.8% in 2017, and it has said it has a long-term ROE target of roughly 10%. Mr. Watson, when asked about the ratio on an earnings call earlier this month, said the company is focused on controlling expenses by doing things like increasing automation and spending less to acquire customers.

Voce says in its letter the issue is the money Argo spends to support what it says are Mr. Watson’s hobbies, tastes and favorite projects. It mentions “vanity sponsorships,” such as the Volvo Ocean Race team it says Mr. Watson traveled to sail with in Spain and the racing team, whose races it says Mr. Watson recently attended in Mexico, Morocco and Italy.

The letter also details what it describes as Mr. Watson’s passion for design and his involvement in designing Argo’s Manhattan office, which garnered a write-up in Interior Design magazine. The article, which notes that Mr. Watson was intimately involved in the design, described lounge chairs upholstered in “Argo-blue” polyester and “LED downlights that cast a soft brightness...more often used in museums on ancient texts.”

Voce questions in its letter why Mr. Watson receives housing benefits from the company for homes in New York and in Bermuda that it deems lavish.

Voce also says the company’s use of three corporate jets hasn’t been detailed to shareholders and appears to be excessive. Voce says that includes exclusive use of a Gulfstream V that recently logged an average of 195 flights a year.

“We believe the G-5 is Mr. Watson’s personal chariot,” Voce writes in the letter.

The person familiar with the company’s thinking said the jet use is normal for a company like Argo with offices all over the world and that executives who use the corporate jet personally reimburse the company.

Voce in its letter criticizes Argo’s board, saying its 10 independent directors have average tenures of more than 12 years and own little stock in the company.

Argo said in its statement it has a “strong and diverse” group of independent directors, including five directors added to the board in the past two years.

On Wednesday, the company named two new independent directors to the board and raised its quarterly dividend by 15%. Voce says it has met with Argo’s management and planned to share its corporate-governance concerns with the board in a meeting this week before the company added the directors without its input.

Voce, founded by J. Daniel Plants, is based in San Francisco and manages roughly $250 million. It has launched several proxy fights in its eight-year history, including at Natus Medical Inc. last year, where it won two board seats.

CEO Accused of Jet-Setting on Company Dime Removes Website

New York Post

By Carleton English

February 26, 2019

A CEO accused of using corporate money to fund his jet-setting lifestyle has taken down a personal website detailing exploits allegedly funded by the company, including glossy shots of him palling around with a two-time British Olympic sailing champion, The Post has learned.

Mark Watson III, chief executive of Bermuda-based insurance company Argo Group, abruptly shuttered his website, mewiii.com, on the same day hedge fund investor Voce Capital Management blasted it as proof that he has been using the company’s coffers to make himself look like a big-shot adventurer and philanthropist.

Voce chief investment officer Daniel Plants called the site “one gigantic self-paean” — and claimed Watson falsely took credit for charitable activities paid for by Argo.

“The charities listed on his personal ‘Philanthropist’ page are actually recipients of Argo funding, despite Mr. Watson taking personal credit for it,” Plant said in a 6,700-word letter to Argo shareholders.

Plants’ letter, released Monday, also blasted the “Competitor” section of Watson’s website as glossy photos of the CEO “hamming it up as the center of attention at various Argo-funded events.”

A Post reporter was able to access the site early Monday, but was later met with this greeting: “The requested URL is currently unavailable.”

The site had been peppered with photos of Watson posing with members of two-time Olympic sailing champion Iain Percy’s Artemis professional sailing team — as well as a glossy shot of him posing with an Argo-sponsored Formula E race car in front of the New York Stock Exchange.

“[The website] was taken down because it was out of date, and it was being cited for the purpose of providing misleading information,” a spokesperson for Argo told The Post.

Voce nominated four directors to Argo’s board Monday after claiming that the company’s profits are being hampered by a “spendthrift culture that misdirects company assets to support the lifestyle and hobbies of the Company’s CEO at the expense of shareholders.”

“Argo’s corporate expenses are not only shockingly high — they are also shockingly inappropriate,” Voce said in the letter, citing “personal use of corporate property such as company-owned aircraft and housing“ as well as “frivolous vanity sponsorships.”

Argo shares are up 36 percent over the last year but its return on equity is 6 percent over the last 10 years, well below the 11 percent its peers averaged.

Voce also claims that Argo’s 13-person board, which includes two new members named last week, lacks independence and that four of the independent directors are septuagenarian “fossils” in control of the board’s key committees.

Sources close to Argo justified the insurance company’s sponsorships, noting that the owner of the Formula E race car team Argo sponsors is also a client, whose premiums exceed the cost of sponsorship.

But Voce sources contest this notion.

While companies often sponsor high-end events, CEOs rarely spend as much time traveling and posing for photos as Watson seems to, a source familiar with Voce’s thinking told The Post.

Structural Changes in the Industry Have Laid Bare Bermuda’s “Country Club” Foibles

The Insurance Insider

By Gavin Davis

February 26, 2019

One tempting way to think about the sensational letter sent to Argo’s investors by activist investor Voce Capital is to dismiss it as an amusing but inconsequential sideshow from an external investor that doesn’t get the uniqueness of our market.

But I think this is wrong. It should be seen as a warning shot across the bow of the entire Bermuda (re)insurance industry.

In an explosive letter, Voce lays out a litany of alleged examples of Argo CEO Mark Watson III using the company’s money to fund a lavish lifestyle and fuel his personal passion projects, including sailing, motor racing and fine art.

Argo’s board has rejected the claims, describing Voce’s letter as “misleading”, but I think it’s fair to say some of the accusations outlined in the letter are not exactly a good look. That view seems to be shared by at least someone close to Mr Watson as his personal website, the source for some of Voce’s more embarrassing details, appears to have been taken down since the letter was published.

Now, it’s easy to give in to schadenfreude, especially when it’s occurring at a company that you compete with every day.

But before getting too comfortable in that feeling, it is worth taking a step back.

Because there seems to be a growing trend in activism across the sector, including recent examples at AIG, AmTrust, EMCI and RenRe.

So here is my question to you: how many peer companies out there would be embarrassed if their own corporate governance practices and ‘grey area’ expenses were put on the front page of the Wall Street Journal tomorrow?

And this is not a hypothetical. There is a structural reason that activists are becoming more interested in (re)insurance.

Every industry has a lifecycle.

First comes the fun. The start-up phase where everyone prints money, and almost any behaviour is tacitly tolerated from executives so long as the results remain good.

Over time, this inevitably invites competition. Market inefficiencies that led to this happy state of affairs become well-known and heavily travelled.

The Bermuda (re)insurance industry is no different. Starting with the casualty crisis in the mid-1980s and followed by the emerging property catastrophe reinsurance industry in the early 1990s, the industry enjoyed a long period of growth and excess returns.

Part of these returns were due to the innovation of key visionary principals, exploiting market inefficiencies through better models, tax and regulatory arbitrages, new products, or even just nimbly and adroitly navigating dislocated markets.

Just like other industries, the island’s business practice and corporate governance reflected the Wild West nature of the industry in its early days, with lavish housing allowances and other perks for these key executives.

The problem comes when the money stops flowing.

And the Bermuda (re)insurance industry has seen remarkable secular change since its “wildcat” days that has dramatically lowered its normalised earnings power.

Increased competition and consolidated distribution have competed away the excess returns available from regulatory and tax arbitrage. The advent of vendor cat models has lessened the availability of information asymmetries between buyers and sellers of reinsurance.

And both the reduction of real-world ‘frictions’ in raising post-event capital and the demand for non-correlating risks from fixed-income investors have reduced the potential for capacity crunches that lead to periods of better returns.

Over time, companies have adapted to this new reality by shifting their capital towards more vanilla insurance businesses, and becoming more focused on expense and capital efficiency.

And while this is a defensible strategic response, it also transforms the value proposition of the Bermuda group, making them less culturally different and special, and more like their domestic peers.

However, despite the business changes, the industry’s corporate governance practices appear to have lagged what is appropriate for the more mature phase of its industry lifecycle.

When I was a sell-side equity analyst, investors would often tell me that they avoided investing in the Bermuda group because it was an “overcapitalised country club”.

But few investors were willing to agitate for change, seeing (re)insurance as too complicated and heavily regulated to be an easy target for activism.

With the industry’s evolving economic fortunes, those days appear to be over.

Activist Investor Targets Argo Group over CEO Spending

San Antonio Business Journal

By Kristen Mosbrucker

February 25, 2019

Activist investor Voce Capital Management LLC plans to nominate four new board members at Argo Group International Holdings Ltd.

San Fransisco-based Voce owns about 5.8 percent of specialty insurance business Argo Group (NYSE: ARGO), making it the fourth-largest shareholder in the company behind Vanguard Group, Dimensional Fund Advisors and Blackrock Inc., records show. Argo, which is Bermuda-based, has its U.S. headquarters in San Antonio.

Voce Capital said its main concern is spending by CEO Mark Watson. It cited Argo Group's art collection, philanthropic efforts, office rents, corporate interior decorating costs, corporate sponsorships and Watson's use of the company's planes.

"Exotic race cars and yachts have nothing to do with the rather humdrum business of selling insurance to small and midsize companies," a letter by Voce Capital Management said. "We believe that Argo’s corporate assets — including Mr. Watson’s professional time, the company’s focus and its capital — are being grossly misspent and misdirected in furtherance of Mr. Watson’s personal agenda at shareholders’ expense."

Argo Group sponsors GEOX DRAGON, a Formula E race car, in addition to a sailing competition know (sic) as the Argo Group Gold Cup, which features a $100,000 grand prize. Watson often attends each event in person, according to social media posts.

"In response to our requests, Argo has refused to provide any details on the cost of these endorsements, nor has it been willing to quantify their value," Voce's letter said.

Voce Capital described the corporate plane owned by Argo Group as the CEO's "personal chariot, whisking him and his entourage around the world in pursuit of his kaleidoscope of hobbies and interests, which sometimes includes Argo business, but often doesn’t."

The letter cited public aircraft logs and estimated it cost the business about $2.1 million each year. Personal use of the corporate plane requires Argo's CEO to reimburse the business, according to U.S. Securities and Exchange Commission filings.

Watson earned about $2.9 million in executive compensation during 2017, including a base salary of $1 million. Data on compensation for 2018 has not yet been released.

Voce Capital also suggested that Argo Group's board of directors continue to own a small fraction of the business despite long tenures in the roles. Gary Woods, chairman of the board, held about 61,596 shares of stock, less than 1 percent, in the business as of March 2018 — which was the most among board members. Woods has been a director since 2000.

Voce Capital expects to meet with Argo Group management on Feb. 27 to express concerns. Several days before the meeting, Argo Group appointed two new board members.

Argo Group's stock was trading at about $70.42 per share as of midday Feb. 25, which was its 52-week peak.

"We were looking forward to continuing our dialogue with Voce but are disappointed that Voce has decided not to engage us constructively," a letter from Argo Group said.

The insurance company questioned the accuracy of Voce's statements regarding shareholder value creation and pointed to an increase in stockholder returns for the past several years. Management said it is focused on improving the profit margin and expense ratio. It countered that the company's board of directors are independent since it added five new members over the past five years.

“The company’s success is the result of a business that is growing at a very favorable pace with a strong underwriting business and improving underwriting margins," the letter said.

Voce’s Plants Targets Argo’s Board and CEO Spending

The Deal

By Ron Orol

February 25, 2019

The activist investor takes issue with some of Argo's directors, who he contends are overtenured, lacking key skills and rife with conflicts.

Voce Capital Management LLC's J. Daniel Plants on Monday escalated an ongoing campaign at Argo Group International Holdings Ltd., (ARGO) with a minority, four-person director election contest and letter taking issue with CEO Mark Watson and the insurance company's board oversight.

In the letter, Plants questioned whether Watson has misused the company's assets by employing a corporate jet, a Gulfstream V, also known as a G-5, as his "personal chariot," furnished offices with designer chairs and sponsored race car and sailing teams, among other expenses.

The Deal had suggested in a Feb. 4 report that Plants, who had filed a Schedule 13D reporting a 5.6% stake at the time, could nominate directors in advance of a March 8 deadline.

Voce is Argo's fourth largest investor with a 5.8% stake. Watson owns about 2.5% of Argo, while existing directors don't own much. Argo isn't a dual-class share company, which means that Voce doesn't have a huge block of insider votes to contend with as he seeks backing for his director candidates.

According to a person familiar with the situation, Voce has received inbound calls from other institutional investors expressing some of the same concerns as it has raised.

The activist and members of the corporate board were set to meet in New York on February 27th to discuss Voce's concerns, according to people familiar with the situation. However, Plants called off the meeting after Argo on Feb. 20 decided unilaterally to expand its board to 13 members and add two directors, Samuel Liss and Tony Latham, without discussing Voce's issues in advance, they added.

The insurance company was in the news in 2017 after it paid out a segment of Disney's insurance policy on Star Wars actress Carrie Fisher, who had died the previous December.

Its shares rose 1.2% Monday on the campaign escalation. Voce's Plants has one major obstacle to his campaign - Argo Group's shares have generally been on an upward trajectory over the past five years and traded recently at $70.70 a share.

In response, Argo said it was "disappointed" that Voce has not decided to engage with the company "constructively." The insurer added that it had produced total shareholder returns of 39%, 69% and 136% over 1, 3 and five years, respectively and that it will review Voce's nominations. "The company's success is the result of a business that is growing at a very favorable pace with a strong underwriting business and improving underwriting margins," Argo said.

Nevertheless, in the letter, Plants contends that Argo has return on earnings, or ROE, which is less than its peers, partly because the company's expenses are unusually high, owing to what he sees as wasteful spending. For example, Plants points out that Argo paid Watson a $2.9 million relocation payment when it acquired a business based in Bermuda. However, Plants adds that Argo also has a long-term lease for a waterfront compound and villa in Bermuda called "The Jungle" which Plants contends serves as one of Watson's private homes. "Why are Argo shareholders footing the bill for any of the CEO's living expenses?" Voce asks.

Plants believes Argo's board is overtenured, lacks key skills and is rife with conflicts. According to relationship mapping service BoardEx, a service of The Deal, a number of Argo's directors are overtenured, including Sedgwick Browne, 77, who has served for 16 years and Mural Robert Josephson, 71, who has been a director for 15 years.

Directors who have lengthy tenures are generally seen by governance experts as potentially being too chummy with the CEO to the point where they won't provide adequate oversight of the business.

Also, there are other reasons to suggest that some directors may not be providing independent oversight of Watson and Argo. Plants reports that two directors, Gary Woods, 76, independent chairman, and Hector De Leon, 72, had previously served as directors at insurer Titan Holdings Inc., which had been run by Watson's father, Mark Edmund Watson Jr. In addition, Watson Jr., Argo's CEO, received a board seat at Titan when he was 27 years old, Voce says.

Finally, Argo director John Tonelli spent 4.5 years between 2003 and May 2008 working with Argo CFO Jay S. Bullock in the financial institutions group at Bear Stearns Inc., according to BoardEx.

Plants notes that Argo's board may lack operational oversight skills, noting that four of Argo's directors are attorneys, three are accountants by training, one is a retired strategy consultant and two more are investment bankers.

Liss, one of the new Argo-installed directors, is managing principal of Whitegate Partners LLC, an advisory firm to operating companies and private equity in the financial services and business services sector. Latham, the other new director, has had several board positions across the insurance industry.

Plants doesn't discuss in his letter whether he would like to see Argo consider strategic options. However, it is possible that Watson could consider selling the business instead of face Voce's director battle. A sale is a possibility consider that a wave of M&A and activism has impacted the insurer space in recent months. For example, AXA SA in March agreed to acquire XL Group Ltd. in a $15.3 billion deal to create the world's biggest property and casualty insurance group.

Aneliya Crawford, a partner specializing in activist events at Schulte Roth Zabel, provided legal advice to Voce.

Voce was a top winner in The Deal's annual report about insurgent rankings. People familiar with the situation noted that Plants' fund was up 6% net of fees in 2018, with a mix of activist, passive, long and short positions, a rare win in a year full of activist losses and one in which nine of its positions were up for the year.

Argo did not return a request for comment.

Exhibit 3

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Voce, together with the other Participants, intends to file a preliminary proxy statement and accompanying proxy card with the SEC to be used to solicit votes for the election of its slate of director nominees and certain business proposals at the 2019 annual general meeting of shareholders of the Company.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS LLC, AT (855) 208-8902 OR VIA EMAIL AT INFO@OKAPIPARTNERS.COM.

The Participants in the proxy solicitation are anticipated to be: (i) Voce Catalyst Partners LP, a Delaware limited partnership (“Voce Catalyst Partners”); (ii) Voce Capital Management LLC, a California limited liability company (“Voce Capital Management”); (iii) Voce Capital LLC, a Delaware limited liability company and sole Managing Member of Voce Capital Management (“Voce Capital LLC”); (iv) J. Daniel Plants, sole Managing Member of Voce Capital LLC and a United States citizen (“Mr. Plants,” and together with Voce Catalyst Partners, Voce Capital Management and Voce Capital LLC, the “Voce Parties”); (v) Carol A. McFate (“Ms. McFate”), (vi) Bernard C. Bailey (“Mr. Bailey”), (vii) Kathleen M. Dussault (“Rear Adm. Dussault”), (viii) Nicholas C. Walsh (“Mr. Walsh”) and (ix) Charles H. Dangelo (“Mr. Dangelo”).

As of the date hereof, the Participants may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), in the aggregate, 1,905,469 common shares, $1.00 par value, of the Company (the “Common Shares”). Of the 1,903,469 Common Shares beneficially owned in the aggregate by the Voce Parties, including the 100 Common Shares owned by Voce Catalyst Partners in record name, such Common Shares may be deemed to be beneficially owned as follows: (a) 1,903,469 Common Shares may be deemed to be beneficially owned by Voce Capital Management, by virtue of it being the investment advisor to certain investment funds, including Voce Catalyst Partners; (b) 1,903,469 Common Shares may be deemed to be beneficially owned by Voce Capital LLC, by virtue of it being the general partner of Voce Capital Management; and (c) 1,903,469 Common Shares may be deemed to be beneficially owned by Mr. Plants by virtue of him being the sole managing member of Voce Capital LLC and the Managing Partner of Voce Capital Management. Mr. Walsh may be deemed to beneficially own 2,000 Common Shares. As of the date hereof, Ms. McFate, Mr. Bailey Rear Adm. Dussault and Mr. Dangelo do not beneficially own any Common Shares. Each of Ms. McFate, Mr. Bailey, Rear Adm. Dussault and Mr. Dangelo expressly disclaims beneficial ownership of the Common Shares beneficially owned by the Voce Parties and Mr. Walsh. Mr. Walsh expressly disclaims beneficial ownership of the Common Shares beneficially owned by the Voce Parties. Each of the Voce Parties expressly disclaims beneficial ownership of the Common Shares beneficially owned by Mr. Walsh. Each Participant disclaims beneficial ownership of the Common Shares reported above except to the extent of his, her or its actual pecuniary interest therein.